Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of April 30, 2021 (the “Effective Date”), by and between ARE-MA REGION NO. 76, LLC, a Delaware limited liability company (“Landlord”), and TECH TARGET, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor-in-interest to Hines Global REIT Riverside Center, LLC) and Tenant are now parties to that certain Lease Agreement dated as of August 4, 2009 (the “Original Lease”), as amended by that certain First Amendment dated as of November 18, 2010, as further amended by that certain Second Amendment dated as of July 23, 2015, and as further amended by that certain Third Amendment dated as of October 26, 2017 (the “Third Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain “Premises” consisting of approximately 73,692 rentable square feet on the first and second floors of that certain building located at 275 Grove Street, Newtown, Massachusetts (the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.

Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, reflect the termination of the Lease with respect to that certain portion of the Premises containing approximately 5,678 rentable square feet on the first floor of the Building located in a portion of Suite 1-150, as more particularly shown on Exhibit A attached hereto (the “Fourth Amendment Reduction Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Return of Fourth Amendment Reduction Premises.  The Lease with respect to the Fourth Amendment Reduction Premises shall terminate on the later of June 30, 2021 or the date that the Relocation Improvements (as hereinafter defined) have been substantially completed except for punchlist items which do not materially impact Tenant’s ability to conduct business in the Premises (“Substantial Completion”); provided, however, Landlord shall be permitted to accelerate such termination of the Lease with respect to the Fourth Amendment Reduction Premises to a date prior to June 30, 2021, upon (i) Substantial Completion of the Relocation Improvements and (ii) written notice delivered by Landlord to Tenant (such termination date, as may be accelerated, is referred to herein as the “Fourth Amendment Reduction Date”). Tenant shall voluntarily surrender the Fourth Amendment Reduction Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease.  From and after the Fourth Amendment Reduction Date, Tenant shall have no further rights of any kind with respect to the Fourth Amendment Reduction Premises.  Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Fourth Amendment Reduction Premises and termination of the Lease with respect to the Fourth Amendment Reduction Premises as provided for herein.  Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Fourth Amendment Reduction Premises prior to the Fourth Amendment Reduction Date.

2.

Lease Termination Payment.  The parties are entering into this Fourth Amendment as a result of Landlord’s desire to lease the Fourth Amendment Reduction Premises (along with other space in the Building) to a new tenant (the “New Tenant”).  As consideration for Tenant entering into this Fourth Amendment, Landlord hereby agrees to pay Tenant a lease termination payment in the amount of $577,987.50 within 45 days after the Effective Date.

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3.

Defined Terms.  Commencing on the calendar day immediately following the Fourth Amendment Reduction Date (the “Fourth Amendment Adjustment Date”), the defined terms “Building,” “Premises Rentable Area,” and “Tenant’s Pro Rata Share,” which are defined in the Lease, shall be deleted in their entirety and replaced with the following:

“Building:  The building located at 275 Grove Street, Newton, Massachusetts 02466, and commonly known as Riverside Center, consisting of approximately 509,702 rentable square feet.”

“Premises Rentable Area:  Approximately 68,014 rentable square feet located in One Riverside Center, of which approximately (i) 8,849 rentable square feet are located in Suite 1-150 on the first floor, (ii) 44,962 rentable square feet are located in Suite 1-200 on the second floor, and (iii) 14,203 rentable square feet are located in Suite 1-205 on the second floor.”

“Tenant’s Pro Rata Share:  13.34%”

4.

Premises.  As of the Fourth Amendment Adjustment Date, the depiction of the Premises as shown on Exhibit A, Third Amendment attached to the Third Amendment shall be deleted in its entirety and replaced with the depiction of the Premises as shown on Exhibit B attached to this Fourth Amendment.

5.

Basic Rent.  Commencing on the Effective Date, notwithstanding anything to the contrary contained in the Lease, Tenant’s obligation to pay Basic Rent shall only apply with respect to the remaining Premises, and Tenant shall no longer be required to pay Basic Rent with respect to the Fourth Amendment Reduction Premises.  Therefore, commencing on the Effective Date, Tenant’s obligation to pay Basic Rent is hereby modified as set forth below. If there is an overpayment due to Tenant’s pre-payment of rent then Landlord shall either (i) refund to Tenant the amount thereof within thirty (30) days or (ii) instruct Tenant to deduct the amount thereof from the next monthly rental payments.

Period	Annual Basic Rent	Monthly Basic Rent	Basic Rent Per Rentable Square Foot
1/1/21 – 12/31/21	$3,060,630.00	$255,052.50	$45.00
1/1/22 – 12/31/22	$3,128,644.00	$260,720.33	$46.00
1/1/23 – 12/31/23	$3,128,644.00	$260,720.33	$46.00
1/1/24 – 12/31/24	$3,196,658.00	$266,388.17	$47.00
1/1/25 – 12/31/25	$3,196,658.00	$266,388.17	$47.00
1/1/26 – 12/31/26	$3,264,672.00	$272,056.00	$48.00
1/1/27 – 12/31/27	$3,264,672.00	$272,056.00	$48.00
1/1/28 – 12/31/28	$3,332,686.00	$277,723.83	$49.00
1/1/29 – 12/31/29	$3,332,686.00	$277,723.83	$49.00

6.	Expense Excess and Tax Excess. Commencing on the Effective Date, notwithstanding anything to the contrary contained in the Lease, Tenant shall no longer be required to pay Tenant’s Pro Rata

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Share of the Expense Excess or the Tax Excess attributable to the Fourth Amendment Reduction Premises.
7.	Parking. Commencing on the Fourth Amendment Adjustment Date, Section IV of the Third Amendment shall be deleted in its entirety and replaced with the following:

“Parking.  Commencing on the Fourth Amendment Adjustment Date, the definition of “Parking Space” under Section 1.2 of the Lease shall be 204 parking spaces, subject to the terms of Section 2.2 of the Lease.  Parking Spaces shall be allocated as follows: 204 parking spaces of which (i) 25 parking spaces shall be within the executive parking area under Building One, (ii) 137 parking spaces shall be in the exterior parking garage, and (iii) 42 parking spaces shall be located on the surface lot, all on a non-exclusive, first-come, first-served basis, and in accordance with the provisions of Exhibit G-1 to the Original Lease. Landlord shall have the right to reduce Tenant’s number of parking spaces in the executive parking area to 19 spaces with 30 days’ notice to Tenant, in which case, Tenant shall be allotted 141 parking spaces in the exterior garage and 44 parking spaces on the surface lot.”

8.

Relocation Improvements. Landlord shall be responsible, at Landlord’s sole cost and expense, for constructing approximately 6 new offices within the Premises, relocating offices and desks to the second floor of the Premises, and performing such other work, relocations, and improvements in accordance with detailed plans and specifications and pursuant to the scope of work set forth on Exhibit C attached hereto (the “Relocation Improvements”), and for moving and relocating all of Tenant’s belongings as may be required pursuant to this Fourth Amendment, including Tenant’s belongings from the Fourth Amendment Reduction Premises to the remaining Premises. Any changes made by Landlord to the Relocation Improvement plans and specifications set forth on Exhibit C attached hereto will be subject to Tenant’s review and approval, which shall not be unreasonably withheld, conditioned, delayed, or denied. For avoidance of doubt, any necessary work to facilitate the Relocation Improvements, such as with respect to HVAC, electricity, wiring and cabling, shall be at Landlord’s sole cost and expense.  Furthermore, Landlord shall use materials and finishes to match the existing improvements within the Premises. Tenant acknowledges and agrees that following the Effective Date, Landlord will require access to portions of the Premises in order to perform the Relocation Improvements.  Landlord and its contractors and agents shall have the right to enter the Premises to perform the Relocation Improvements, and Tenant shall cooperate with Landlord in connection with same.  Landlord shall schedule all access in advance with the Tenant and have a representative of Landlord accompany any contractors or other visitors when they are in the Premises during the period commencing on the Effective Date through the Fourth Amendment Reduction Date. Landlord shall use reasonable efforts to coordinate the Relocation Improvement’s with Tenant’s schedule to minimize disruption to Tenant’s business operations; provided, however, Tenant acknowledges that Landlord’s performance of the Relocation Improvements may adversely affect Tenant’s use and occupancy of the Premises. Tenant waives all claims against Landlord for rent abatement in connection with the Relocation Improvements.  Landlord agrees to cause the contractor performing the Relocation Improvements to name Tenant as an additional insured on such contractor’s liability insurance policy maintained in connection with the Relocation Improvements.

9.

Relocation of Storage Spaces. Commencing on the Fourth Amendment Adjustment Date, Landlord shall relocate the storage area and Tenant’s belongings from the “Dock Storage Space” referenced in Section 7.4(a) of the Original Lease, to approximately 228 rentable square feet in the garage, known as Suite P-005, as more particularly shown on Exhibit D attached hereto (the “Garage Storage Space”). Commencing on the Fourth Amendment Adjustment Date, Tenant shall discontinue paying monthly rent for the Dock Storage Space and shall begin paying monthly rent for the Garage Storage Space at the rate of $10.00 per rentable square foot per year.  Tenant shall lease the Garage Storage Space on a month-to-month basis, terminable upon 90 days’ prior written notice to Landlord.

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10.

Special Permit.  In accordance with the requirements of the Special Permit/Site Plan Approval affecting the Building, Tenant shall use best reasonable efforts to recycle all materials used in Tenant’s operations and in any event comply with any recycling program implemented by Landlord at the Building.

11.

OFAC.  Tenant and, to Tenant’s knowledge, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this Fourth Amendment, other than Colliers International (representing Tenant). Notwithstanding anything to the contrary contained herein, Landlord shall not be responsible for any commission or other form of compensation to Colliers International in connection with this Fourth Amendment.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fourth Amendment.

13.	Miscellaneous.

a.This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.This Fourth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Fourth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment.  In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail.  Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures on following page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the day and year first above written.

TENANT:

TECH TARGET, INC.,

a Delaware corporation

By: /s/ Daniel T. Noreck

Its: CFO

LANDLORD:

ARE-MA REGION NO. 76, LLC,

a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership,

managing member

By:ARE-QRS CORP.,

a Maryland corporation,

general partner
By:/s/ Allison Grochola .
Its: Senior Vice President RE Legal Affairs

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Exhibit A

Fourth Amendment Reduction Premises

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Exhibit B

Depiction of the Premises as of the

Fourth Amendment Adjustment Date

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Exhibit C

Scope of Work

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Exhibit D

Garage Storage Space

(Highlighted area is Garage Storage Space)

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